Exhibit 10.38

EXECUTED VERSION

Term Sheet for Employment Arrangements with Thomas J. Sabatino, Jr.
This term sheet (this “Term Sheet”) sets forth the agreement between Hertz Global Holdings, Inc. (“Holdings”) and Thomas J. Sabatino, Jr. (“Executive”) regarding the terms of Executive’s employment with Holdings and The Hertz Corporation (together with Holdings, the Companies”).

Start Date:	February 9, 2015.
Position:	Senior Executive Vice President, Chief Administrative Officer and General Counsel of the Companies.
Duties:	As assigned by the Chief Executive Officer (the “CEO”) from time to time, consistent with the position.
Annual Base Salary:	$700,000.
Buyout Compensation
In respect of amounts forfeited by Executive at his prior employment due to leaving to work for the Companies:
•    $1,500,000 cash, payable no later than five business days following the Start Date.
•    A number of restricted stock units with a value equal to $5,000,000 (as determined based on the closing price of Holdings common stock on the Start Date) (the “Buyout RSUs”), granted as soon as practicable following the date that the Form S-8 on file with respect to the Holdings’ 2008 Omnibus Incentive Plan (the “Stock Plan”) becomes effective.
The Buyout RSUs shall vest (i) 50% on July 12, 2016 (or immediately upon grant if granted later) and (ii) 50% on January 12, 2018 (or immediately upon grant if granted later), in each case, subject to continued employment through the applicable vesting date. The Buyout RSUs shall be subject to accelerated vesting upon an earlier termination by the Companies without “Cause” (as defined in Holdings’ Severance Plan for Senior Executives (the “Severance Plan”)) or on account of Executive’s “Permanent Disability” (as defined in the Severance Plan) or death. Except as provided in the immediately preceding sentence, the Buyout RSUs shall be forfeited if Executive is not employed on the applicable vesting date (including, without limitation as a result of resignation or termination for Cause).

Annual Bonus:
Target of 135% of Annual Base Salary, up to a maximum amount of 160% of Annual Base Salary, subject to Executive’s continued employment through the payment date and based on performance metrics determined by the Compensation Committee (the “Committee”) of the Holdings Board of Directors (the “Board”). 2015 Annual Bonus shall be no less than target.
For 2015, an additional Annual Bonus opportunity of up to 40% of Annual Base Salary, based on performance metrics determined by the Committee or the CEO.

Annual Equity Grant:
Subject to the immediately following paragraph, Executive shall receive annual equity grants at the same time as senior executives of the Companies generally. The value of the annual grant in 2015 shall be comprised of 50% stock options (the “Annual Options”) and 50% performance stock units (the “Annual PSUs”), with (i) the value of the Annual Options determined consistently with the same valuation model most recently used by Holdings to report stock option grants on its financial statements, with any applicable assumptions updated to the date of grant as and if determined by the Committee, and (ii) the value of Annual PSUs determined based on the closing price of Holdings common stock on the Start Date. The target value of the 2015 Annual Equity Grant shall be $4,000,000, there shall be no 2016 Annual Equity Grant, and the target value of each Annual Equity Grant after 2016 shall be $2,000,000.
The 2015 Annual Options shall be granted on the Start Date (at an exercise price equal to the closing price of Holdings common stock on the Start Date) and shall vest at a rate of 20% on each of the first five anniversaries of the grant date, generally subject to continued employment. Such Annual Options shall expire 5 years and 30 days after grant, or such earlier date as determined in accordance with Holdings’ standard form of stock option agreement in connection with a termination of Executive’s employment. Treatment upon termination, and other terms, to be consistent with Holdings standard form of stock option agreement then in effect.
The 2015 Annual PSUs shall vest based on the attainment of performance metrics established by the Committee over the period 2015-2017, generally subject to continued employment through the date that the performance goals are determined by the Committee to be satisfied. The performance metrics are anticipated to be based on financial objectives consistent with those applicable to other senior executives, including stock price/TSR, and revenue efficiency measures. Treatment upon termination, and other terms, to be consistent with Holdings standard form of performance stock unit agreement then in effect.
The form and terms of the Annual Equity Grant after 2015 shall be determined by the Companies and are expected to be consistent with those granted to other senior executives of the Companies.
Notwithstanding anything contained herein to the contrary, in no event shall any Annual Options become exercisable, or any Annual PSUs be granted, prior to the date that the Form S-8 on file with respect to the Stock Plan becomes effective.

Employee Benefits and Fringe Benefits:
Executive shall be eligible for employee benefits and fringe benefits (including company car benefits) on the same basis as other executive vice presidents of the Companies generally.
Executive shall be reimbursed for reasonable travel, lodging and meal expenses in accordance with the Companies’ expense reimbursement policy.

Relocation Package:
Executive shall perform his duties at the Companies’ offices in Estero, Florida. Executive shall be eligible for reimbursement of certain expenses incurred in connection with his relocation to Estero, Florida (including reasonable transaction expenses incurred in connection with the purchase of a residence in or around Estero, Florida), in accordance with the terms of Holding’s Senior Executive Relocation Policy For The Headquarters Move to Estero, Florida.

Qualifying Termination Not in Connection with a Change in Control:
In accordance with the Severance Plan, with a “Severance Factor” of 1.5. Following the Start Date, if the terms of the Severance Plan are modified to be more favorable to any senior executive of the Companies (other than the Chief Executive Officer of the Companies), such more favorable terms shall be offered to Executive.

Change in Control Benefits:
Executive shall be a party to a change in control agreement substantially in the form provided to other senior executives of the Companies and will have a severance multiple thereunder of 1.5. Following the Start Date, if the terms of the change in control agreements provided to other senior executives of the Companies are modified to be more favorable to any senior executive of the Companies (other than the Chief Executive Officer of the Companies), such more favorable terms shall be offered to Executive.

Restrictive Covenants:
Executive agrees to execute the Companies’ standard Employee Confidentiality & Non-Competition Agreement.
Executive further agrees to be subject to the restrictive covenants included in Article V of the Severance Plan, which shall be incorporated by reference herein as if separately set forth herein; provided that enforcement of such restrictive covenants for purposes of this Term Sheet (but not for purposes of the Severance Plan) shall be governed by the clause “Governing Law and Dispute Resolution” below, rather than by Section 5.07(c) of the Severance Plan.

Executive Representation:
Executive represents that he is not subject to any contractual restriction which would prevent him from functioning as described herein, or limit his ability to do so at any time during the Employment Period.

Holdings Representation	Holdings represents that it has full authority and all necessary approvals to enter into this Term Sheet.
Governing Law and Dispute Resolution:
Governed by the laws of the State of Delaware.
Disputes resolved in state and Federal courts located in or nearest to the Companies’ headquarters. Company shall reimburse Executive’s legal fees incurred in a dispute if Executive prevails on at least one material claim or issue asserted in such dispute.

This Term Sheet shall be binding on Holdings and Executive as of and following the date of execution, subject to Executive commencing employment on the Start Date and the accuracy of Executive’s representation above.

Signed on January 16, 2015.

Hertz Global Holdings, Inc.
By: /s/ John Tague Name: John Tague Title: Chief Executive Officer

By: /s/ Thomas J. Sabatino, Jr. Thomas J. Sabatino, Jr.

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